PROMISSORY NOTE – Jan-June 30, 2016 SALARY + Bonus + Vacation

$78,870.40 Date: June 30, 2016

FOR VALUE RECEIVED, the undersigned, Skinvisible, Inc., of 6320 South Sandhill Road, Suite 10, Las Vegas, NV 89120 promises to pay to the order of Doreen McMorran (“Lender”), whose address is 356 Vincents Hollow Circle, Henderson, NV. 89052, or such other place as the Lender may designate in writing to the undersigned, the principal sum of Seventy Eight Thousand Eight Hundred and Seventy Dollars and Forty Cents ($78,870.40), together with interest thereon from date hereof until paid, at the rate of ten percent (10%) per annum as follows: The entire principal and interest amount shall be repaid on or before June 30, 2021.

All or any part of the aforesaid principal sum may be prepaid at any time and from time to time without penalty. This note is in regards to gross salary, and bonuses due from January 1, 2016 to June 30, 2016.

Upon written request by Lender, the principal of this loan may be converted to common shares of Skinvisible, Inc. at the price of Two Cents ($0.02) per share at any time up until June 30, 2021. In addition, the Company will issue a warrant agreement in the name of your designate, which will give the holder the right to purchase further shares at Two Cents ($0.02) per share if exercised within 3 years following the conversion date. The warrant agreement will give the holder the right to purchase one share for every two shares acquired by the holder in this transaction for an aggregate total of One Million Nine Hundred and Seventy One Thousand Seven Hundred and Sixty (1,971,760) additional shares at the above price.

This note is made and executed under, and is in all respects governed by, the laws of the State of Nevada.

/s/ Terry Howlett

Skinvisible, Inc.

2016	Salary Due (Gross)	$70,000.00
	Bonus Q1	298.10
	Bonus Q2	188.27
	Car 6 x $500	3,000.00	Vacation $5,384.40
	TOTAL	$78,870.40
	# of Shares @ 2¢	3,943,520 shares
	# of Warrants @ 2¢	1,971,760 Warrants